Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:                                                Barbara A. Brungess

610-727-7199

bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REAFFIRMS GUIDANCE FOR

FISCAL YEAR 2013 AT ANNUAL INVESTOR DAY

Webcasts Investor Day Meeting Today

VALLEY FORGE, PA, December 12, 2012 — AmerisourceBergen Corporation (NYSE: ABC) today will reaffirm its previous fiscal year 2013 guidance at its Investor Day Meeting in New York City.  The Company is hosting a webcast of the meeting today beginning at 12:30 pm Eastern Standard Time.

The Company continues to expect diluted earnings per share from continuing operations in fiscal year 2013 to be in the range of $3.06 to $3.16, an 11 percent to 14 percent increase over fiscal 2012.  The Company also continues to expect revenue growth in the 6 percent to 9 percent range; operating income growth in the 3 percent to 5 percent range; and now expects an operating margin decline in the high single to low double-digit basis points range; and free cash flow in the range of $750 million to $850 million, which includes capital expenditures in the $180 million range.  Subject to market conditions, the Company expects to spend at least $200 million to repurchase our common shares in fiscal year 2013.

AmerisourceBergen will webcast its Investor Day Meeting today beginning at 12:30 pm Eastern Standard Time through approximately 3:30 pm.  Participating in the meeting will be:  Steven H. Collis, President and Chief Executive Officer; Tim G. Guttman, Senior Vice President and Chief Financial Officer; David W. Neu, President, AmerisourceBergen Drug Corporation, James D. Frary, President, AmerisourceBergen Specialty Group; Peyton R. Howell, President, Global Sourcing and Manufacturer Relations.  To access the live webcast, go to the Webcasts section on the Investor Relations page at www.amerisourcebergen.com.  A replay of the webcast will be available for 30 days.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from niche premium logistics and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With nearly $80 billion in annual revenue, AmerisourceBergen is headquartered in

Valley Forge, PA, and employs approximately 13,000 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase, and/or dispensing of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to realize the anticipated benefits of the implementation of an enterprise resource planning (ERP) system; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; risks associated with international business operations, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; economic, business, competitive and/or regulatory developments outside of the United States; changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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